Exhibit 19

BIORESTORATIVE THERAPIES, INC.

INSIDER TRADING POLICY

Effective March 27, 2025

I. Introduction

The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by BioRestorative Therapies, Inc. and its subsidiaries (the “Company”) and all directors, officers and employees thereof, and consultants thereto, in order to preserve the reputation and integrity of the Company as well as that of all persons affiliated with it.

II. Applicability

The Policy is applicable to all directors, officers and employees of, and consultants to, the Company in all jurisdictions in which the Company operates.

Questions regarding this Policy should be directed to Lance Alstodt, the Company’s Chief Executive Officer, at (631) 760-8100. Reporting Insiders (as defined below) are also encouraged to seek independent legal advice for matters other than routine reporting.

III. Policy

If a director, officer or employee of the Company, or any consultant to the Company, has material nonpublic information relating to the Company, that person will be considered an insider. It is the Company’s policy that neither that person nor any Related Person (as defined below) may buy or sell securities of the Company (“Company Securities”) or engage in any other action to take advantage of, or pass on to others, that information. This Policy also applies to material nonpublic information relating to any other company with publicly traded securities, including, but not limited to, the Company’s customers or suppliers, obtained in the course of employment by or association with the Company. Any questions with respect to whether certain information is considered material nonpublic information should be referred to the Chief Executive Officer.

To avoid even the appearance of impropriety, additional restrictions on trading Company Securities apply to Reporting Insiders.

This Policy in no way reduces the obligations imposed by law on an insider. Compliance with the insider trading and disclosure requirements remains the personal responsibility of each insider.

IV. Definitions/Explanations

A. What is “Material Nonpublic Information?”

Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell a security. Any information that could reasonably be expected to affect the price of Company Securities is material. Common examples of material information are the following:

●	Projections of future earnings or losses or other earnings guidance

●	Earnings that are inconsistent with the consensus expectations of the investment community

●	A pending or proposed merger, tender offer, joint venture or acquisition or disposition of significant assets

●	A change in management

●	Major events regarding the Company Securities, including, but not limited to, the declaration of a stock split or a reverse stock split, the offering of additional securities or change in dividend policy

●	Severe financial liquidity problems

●	Actual or threatened material litigation, or the resolution of such litigation

●	New material contracts, orders, suppliers, customers or finance sources, or the loss thereof

●	Significant changes in corporate objectives

●	Company restructuring

●	Bank borrowing or other financing transactions out of the ordinary course

●	Change in auditors or notification that the auditors’ reports may no longer be relied upon

●	Development of a significant new product, process or service.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. If you are unsure whether information is material, you should consult the Chief Executive Officer before making any decision to disclose such information or to trade in or recommend Company Securities.

Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or by filings with the Securities and Exchange Commission (the “SEC”)) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until the second full trading day after the information is released. For example, if the Company announces financial earnings before trading begins on Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Thursday (assuming that, at that time, you are not aware of other material nonpublic information and there is no event-specific blackout in place). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company Securities is the opening of the market on Friday. As with questions of materiality, if you are not sure whether information is considered public, you should either consult with the Chief Executive Officer or assume that the information is “non-public” and treat it as confidential.

B. Who is a “Related Person?”

For purposes of this Policy, a Related Person includes your spouse, minor children and anyone else living in your household or who does not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control; partnerships in which you are a general partner; trusts of which you are a trustee; and estates of which you are an executor. Although a person’s parent or sibling may not be considered a Related Person (unless living in the same household or under the person’s influence or control), a parent or sibling may be a “tippee” for securities laws purposes. See Section V below for a discussion on the prohibition on “tipping.”

C. Who is a “Reporting Insider?”

All directors and officers of the Company and certain designated employees of the Company (as listed on Schedule I attached to this Policy) are considered Reporting Insiders, are governed by the terms and conditions of this Policy applicable to Reporting Insiders and may be subject to the reporting obligations stipulated in the securities laws.

V. Guidelines

A. Non-Disclosure of Material Nonpublic Information

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment or association as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, material nonpublic information must not be disclosed to anyone, except to persons within the Company or third party agents of the Company (such as investment banking advisors or outside legal counsel) whose positions require them to know it, until such information has been publicly released by the Company. The responsibility for determining whether you are in possession of material nonpublic information rests with you and any action on the part of the Company, the Chief Executive Officer of any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws.

B. Prohibited Trading in Company Securities

No person may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including, but not limited to, initial elections, changes in elections or reallocations of funds relating to 401(k) plan accounts) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. This rule does not apply to the purchase of stock under, or upon exercise of securities issued under, the Company’s 2021 Stock Incentive Plan, as amended, or any other stock option, equity participation plan or similar plan hereafter adopted by the Company (collectively, the “Plans”). However, stock that is acquired through or under the Plans is subject to this Policy and may not be sold by a director, officer, employee or consultant who is in possession of material nonpublic information.

C. “Tipping” Information to Others

Insiders may be liable for communicating or tipping material nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including, but not limited to, tippees who trade on material information which has been misappropriated.

Tippees inherit an insider’s duties and generally are liable for trading on material nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is generally no different from that of the insider from whom he or she obtained the information.

D. Avoid Speculation

Directors, officers, employees and consultants, and their Related Persons, may not trade in options, warrants, puts and calls or similar instruments on Company Securities or sell Company Securities “short.” In addition, directors, officers, employees and consultants, and their Related Persons, may not hold Company Securities in margin accounts. Investing in Company Securities provides an opportunity to share in the future growth of the Company. Investment in the Company and sharing in the growth of the Company, however, does not mean short-range speculation based on fluctuations in the market. Such activities may put the personal gain of the director, officer, employee or consultant in conflict with the best interests of the Company and its securityholders. Anyone may, of course, exercise options granted to him or her by the Company and, subject to the restrictions discussed in this Policy and any other applicable Company policies, sell shares acquired through the exercise of options.

Special circumstances related to the trading activities described above that do not involve short-range speculation may be reviewed and approved by the Company’s Board of Directors or a committee thereof.

E. Trading in Other Securities

No director, officer, employee or consultant may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another corporation if the person learns of material nonpublic information about the other corporation in the course of his or her employment or association with the Company.

VI. Trading Restrictions

A. Event-Specific Blackouts

The Company may on occasion disclose material information by means of a press release, SEC filing on Form 8-K or other means designed to achieve widespread dissemination of the information. All Reporting Insiders and those employees and consultants with knowledge of the material nonpublic information should anticipate that trading will be blacked out while the Company is in the process of assembling the information to be released and until the information has been released and fully absorbed by the market.

From time to time, an event may occur that is material to the Company and is known by only a few directors, officers or employees of the Company. So long as the event remains material and nonpublic, the persons who are aware of the event may not trade in Company Securities. The existence of an event-specific blackout will not be announced, other than to those who are aware of the event giving rise to the blackout. If, however, a person whose trades are subject to the pre-clearance procedures outlined below requests permission to trade in Company Securities during an event-specific blackout, the Chief Executive Officer will inform the requesting person of the existence of a blackout period, without disclosing the reason for the blackout. Any person made aware of the existence of an event-specific blackout should not disclose the existence of the blackout to any other person. The failure of the Chief Executive Officer to designate a person as being subject to an event-specific blackout will not relieve that person of the obligation not to trade while aware of material nonpublic information.

B. Quarterly Blackouts

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company Securities. Therefore, to avoid even the appearance of trading on the basis of material nonpublic information, Reporting Insiders may not trade in Company Securities during the period beginning on the day following the end of a fiscal quarter and ending after the second full business day following the release of the Company’s earnings for that quarter (or, in the case of the last quarter of a fiscal year, for that year).

C. Pension Plan Blackouts

Reporting Insiders may also be subject to event-specific blackouts which prohibit certain sales and other transfers by insiders during certain pension plan blackout periods.

D. Hardship Exceptions

A Reporting Insider who is subject to a quarterly earnings blackout period and who has an unexpected and urgent need to sell Company Securities in order to generate cash may, in appropriate circumstances, be permitted to sell Company Securities even during the quarterly blackout period. Hardship exceptions may be granted only by the Chief Executive Officer and must be requested at least two days in advance of the proposed trade. A hardship exception may be granted only if the Chief Executive Officer concludes that the Company’s earnings information for the applicable quarter does not constitute material nonpublic information and there exists no event-specific blackout at that time.

E. Pre-Clearance Requirements for Reporting Insiders

All Reporting Insiders must obtain prior clearance from the Company’s Chief Executive Officer, or his or her designee, before he, she or a Related Person makes any purchases or sales of Company Securities. Prior clearance is required for all purchases or sales of Company Securities (if an available investment option) in any Company 401(k) plan. Each proposed transaction will be evaluated to determine whether it raises insider trading concerns or other concerns under federal or state securities laws and regulations. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a 48-hour period. If the transaction order is not placed within that 48-hour period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.

F. Pre-Arranged Trading Plan under SEC Rule 10b5-1

Any Reporting Insider who wishes to establish or modify a pre-arranged trading plan under SEC Rule 10b5-1 must first obtain approval of the plan or modification from the Chief Executive Officer. The following requirements, restrictions and limitations, among others, are applicable to all pre-arranged trading plans entered into or modified by a Reporting Insider subsequent to the effective date of this Policy:

●	A Reporting Insider may enter into a pre-arranged trading plan only when he or she is not in possession of material nonpublic information.

●	A Reporting Insider may not enter into a pre-arranged trading plan during a blackout period.

●	The first trade pursuant to an approved pre-arranged trading plan may not be executed until the later of (i) 90 days after the adoption or modification of the plan and (ii) two business days following the filing of the Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified (but not to exceed 120 days after the plan was adopted or modified).

A transaction effected pursuant to an approved pre-arranged trading plan will not require pre-clearance at the time of the transaction; however, Reporting Insiders must immediately notify the Chief Executive Officer and the Company’s outside counsel when any such transaction has been completed for Section 16 reporting purposes.

VII. Reporting of Insider Transactions

All officers and directors must promptly report their ownership and trading in securities of the Company to the SEC. This Policy requires officers and directors to notify the Company of their ownership and trades in Company Securities and provides for the Company or its counsel to file reports with the SEC on their behalf.

A. Initial Form 3

A person who becomes an officer or director of the Company must file with the SEC an Initial Statement of Beneficial Ownership of Securities on Form 3 within ten (10) days of becoming such. The report must disclose the beneficial ownership of Company Securities by the officer or director. The Form 3 must be filed whether or not the officer or director beneficially owns any Company Securities.

B. Subsequent Forms 4 and 5

To comply with applicable federal securities laws, subsequent Statements of Changes in Beneficial Ownership of Securities on Form 4 must be filed with the SEC within two (2) business days after the date of any change in the beneficial ownership of Company Securities by an officer or director, including the grant and exercise of options and gifts. In addition, an Annual Statement of Beneficial Ownership of Securities on Form 5 must be filed with the SEC within 45 days after the end of the fiscal year to disclose certain transactions that were not required to be reported on a Form 4 and certain transactions after a person ceases to be an officer or director of the Company.

Ownership is deemed to pass on the date of trade (i.e., the date the offer to buy or sell is accepted) and not on the settlement date.

It should be noted that the sale and purchase or purchase and sale of Company Securities by an officer or director within a six (6) month period of time could result in liability on the part of the officer or director to the Company for short-swing profits.

C. Reporting Procedures

The Company’s counsel will assist each officer and director in preparing and filing his/her Forms 3, 4 and 5 with the SEC. The Company’s counsel will have the authority to execute the Forms 3, 4 and 5 provided the officer or director has signed a Power of Attorney authorizing such counsel to sign and file such forms on his/her behalf. The reporting procedure will be as follows:

●	All trades, including the grant and exercise of options, must be reported immediately to the Chief Executive Officer and the Company’s counsel in order to meet the two (2) business day filing requirement.

●	The Company’s counsel will complete and file the Form 3, 4 or 5 on behalf of the officer or director with the SEC.

●	The Company’s counsel will notify the officer or director that the Form 3, 4 or 5 has been filed on his/her behalf.

It should be noted that the timely filing of the Forms 3, 4 and 5 is the personal responsibility of the officer or director.

VIII. Other Matters

A. Company Assistance

Your compliance with this Policy is of the utmost importance both for you and for the Company. If you have any questions about this Policy or its application to any proposed transaction, you may obtain additional guidance from the Chief Executive Officer.

B. Certification

All Reporting Insiders as well as other employees or consultants determined from time to time by the Chief Executive Officer to be subject to the procedures set forth in this Policy must certify their understanding of, and intent to comply with, this Policy on the Company’s form of Insider Trading Policy Certification which is attached to this Policy.

C. Insider Liability

Each person who fails to comply with insider trading laws is exposed to significant financial and legal liability including fines and imprisonment, in addition to general embarrassment and damage to his or her reputation. Further, the reputation of the Company may be damaged, and it may be exposed to liability. A breach of the Company’s Insider Trading Policy is considered a breach of any employment contract with the Company and, as such, violators may be immediately dismissed for cause.

BIORESTORATIVE THERAPIES, INC.

INSIDER TRADING POLICY

CERTIFICATION

To the Chief Executive Officer:

I, _________________________ (name), have received and read a copy of the Insider Trading Policy of BioRestorative Therapies, Inc. (the “Company”), effective March 27, 2025 (the “Policy”). I hereby agree to comply with the specific requirements of the Policy in all respects during my employment or other association with the Company. I understand that my failure to comply in all respects with the Policy is a basis for termination for cause of my employment or other association.

(Signature)

(Name - Please Print)

(Date)

SCHEDULE I

REPORTING INSIDERS

Designated Employees

None